EXHIBIT 10.3

EQUITY FINANCIAL PRODUCTS GROUP

EXECUTION COPY

Bank of America, N.A.

c/o Banc of America Securities LLC

9 West 57th Street

New York, NY 10019

November 18, 2005

To: Sonic Automotive, Inc.

6415 Idlewild Rd, Suite 109

Charlotte NC 28212

Attention: Greg D. Young

Chief Accounting Officer

Telephone No.: (704) 566-2400

Facsimile No.: (704) 566-6031

Re: Warrants

The purpose of this letter agreement is to confirm the terms and conditions of the Warrants issued by Sonic Automotive, Inc. (the “Company”) to Bank of America, N.A. (“BofA”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between BofA and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if BofA and Company had executed an agreement in such form (but without any Schedule except (i) for the election of the laws of the State of New York as the governing law, (ii) United States dollars as the Termination Currency on the Trade Date, (iii) that Cross-Default (as defined in Section 5(a)(vi) of the Agreement) shall apply to Company and (iii) with respect to Company, the definition of “Specified Transaction” shall be amended such that “Specified Transaction” shall mean any transaction or transactions which would otherwise be a deemed to be “Specified Transaction” pursuant to the terms of the Agreement where the aggregate principal amount of such Specified Transaction or Transactions shall be not less than USD 25 million). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

EQUITY FINANCIAL PRODUCTS GROUP

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 18, 2005

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Buyer:	BofA

Seller:	Company

Shares:	Class A common stock of Company, par value USD 0.01 per Share (Exchange symbol “SAH”)

Number of Warrants:	3,261,707, subject to adjustments provided herein.

Daily Number of Warrants:	For any day, the Number of Warrants on such day, divided by the remaining number of Expiration Dates (including such day) and rounded down to the nearest whole number to account for any fractional Daily Number of Warrants.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 33.00

Premium:	USD 4,350,000.00

Premium Payment Date:	November 23, 2005

Exchange:	The New York Stock Exchange

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Expiration Time:	The Valuation Time

Expiration Dates:	Each Exchange Business Day in the period beginning on and including the First Expiration Date and ending on and including the 119th Exchange Business Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date (including the First Expiration Date), the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants for which such day shall be an

EQUITY FINANCIAL PRODUCTS GROUP

Expiration Date and shall designate an Exchange Business Day or a number of Exchange Business Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the original Expiration Date; provided that if such Expiration Date has not occurred pursuant to this clause as of the eighth Exchange Business Day following the last scheduled Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Exchange Business Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Exchange Business Day or on any subsequent Exchanged Business Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	April 5, 2011, subject to Market Disruption Event below.

Automatic Exercise:	Applicable; and means that, a number of Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised.

Market Disruption Event:	Section 4.3(a)(ii) is hereby amended by adding after the words “or Share Basket Transaction” in the first line thereof a phrase “a failure by the Exchange or Related Exchange to open for trading during its regular trading session or” and replacing the phrase “during the one-half hour period that ends at the relevant Valuation Time” with the phrase “at any time during the regular trading session on the Exchange or any Related Exchange, without regard to after hours or any other trading outside of the regular trading session hours”.

Valuation applicable to each Warrant:

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date. Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Settlement Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Settlement Terms applicable to the Transaction:

Method of Settlement:	Net Share Settlement; and means that, on each Settlement Date, Company shall deliver to BofA, the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

EQUITY FINANCIAL PRODUCTS GROUP

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, plus cash in lieu of any fractional shares (based on such Settlement Price).

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants being exercised on the relevant Exercise Date (or in the case of any exercise (including any Automatic Exercise) on an Expiration Date, the Daily Number of Warrants for such Expiration Date), (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement.

Strike Price Differential:	(a) If the Settlement Price for any Valuation Date is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price; or

(b) If such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average prices for such Valuation Date as displayed under the heading “Bloomberg VWAP” on Bloomberg page SAH <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent).

Settlement Date:	For any Exercise Date, the date defined as such in Section 6.2 of the Equity Definitions, subject to Section 9(q)(i) hereof.

Failure to Deliver:	Inapplicable

Other Applicable Provisions:	The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions, whether or not extraordinary, shall be governed by Section 9(l) of this Confirmation and not by Section 9.1(c) of the Equity Definitions.

EQUITY FINANCIAL PRODUCTS GROUP

Extraordinary Events applicable to the Transaction:

Consequence of Merger Events

(a) Share-for-Share:	Alternative Obligation; provided that the Calculation Agent will determine if the Merger Event affects the theoretical value of the Transaction, and, if so, BofA, in its sole commercially reasonable discretion, may elect to make adjustments to the Strike Price and any other term necessary to reflect the characteristics (including volatility, dividend practice, borrow cost, policy and liquidity) of the New Shares. Notwithstanding the foregoing, Cancellation and Payment shall apply in the event the New Shares are not publicly traded on a United States national securities exchange or quoted on the NASDAQ National Market.

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Nationalization or Insolvency:	Cancellation and Payment

For the avoidance of doubt, the provisions of Section 9(o) shall apply to any amount that is payable by Company to BofA pursuant to Extraordinary Events applicable to the Transaction.

4. Calculation Agent:	BofA, whose calculations and determinations shall be made in good faith and in a commercially reasonable manner, including with respect to calculations and determinations that are made in its sole discretion.

5. Account Details:

(a) Account for payments to Company:

Bank Name:	Bank of America
Bank Address:	Jacksonville, FL
Routing Nbr Wires Only:	XXXX
Account Name:	Sonic Automotive, Inc
Account No:	XXXX

Account for delivery of Shares to Company:

Sonic Automotive, Inc.
c/o Wachovia account #XXXX to be settled via DWAC

(b) Account for payments to BofA:

Bank of America, N.A.
San Francisco, CA
SWIFT: BOFAUS65
Bank Routing: XXXX
Account Name: Bank of America
Account No. : XXXX

EQUITY FINANCIAL PRODUCTS GROUP

Account for delivery of Shares from BofA:

DTC XXXX
Acct Name: Bank of America NA
Acct #: XXXX

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of BofA for the Transaction is: Charlotte

Bank of America, N.A.
c/o Banc of America Securities LLC
Equity Financial Products
9 West 57th Street, 40th Floor
New York, NY 10019
Telephone No.: 212-583-8142
Facsimile No.: 212-326-9882

7. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Company:

Sonic Automotive, Inc.
6415 Idlewild Rd, Suite 109
Charlotte NC 28212
Attention: Greg D. Young
Chief Accounting Officer
Telephone No.: (704) 566-2400
Facsimile No.: (704) 566-6031

(b) Address for notices or communications to BofA:

c/o Banc of America Securities LLC
Equity Financial Products
Attention: Legal Department
9 West 57th Street, 40th Floor
New York, NY 10019
Facsimile No.: 212-326-8610

EQUITY FINANCIAL PRODUCTS GROUP

8. Representations and Warranties of Company

The representations and warranties of Company set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of November 18, 2005 among Company, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Underwriters”) are true and correct and are hereby deemed to be repeated to BofA as if set forth herein. Company hereby further represents and warrants to BofA that:

(a)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in (i) a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, (ii) any applicable law or regulation, (iii) any material order, writ, injunction or decree of any court or governmental authority or agency, or (iv) any agreement or instrument to which Company or any of its “significant subsidiaries” (as defined in Regulation S-X) is a party or by which Company or any of its “significant subsidiaries” (as defined in Regulation S-X) is bound or to which Company or any of its “significant subsidiaries” (as defined in Regulation S-X) is subject, a breach of which would have a material adverse effect on Company’s ability to perform under this Confirmation, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Company and the “significant subsidiaries” (as defined in Regulation S-X) filed as exhibits to Company’s Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in the Prospectus.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933 (the “Securities Act”) or state securities laws.

(d)	The Shares of Company initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)	Company is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

Company is a corporation, partnership, proprietorship, organization, trust or other entity and:

	(A)	Company has total assets in excess of USD 10,000,000;

	(B)	the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

EQUITY FINANCIAL PRODUCTS GROUP

	(C)	Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company’s business.

(f)	Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company.

9. Other Provisions:

(a)	Opinions. Company shall deliver an opinion of counsel, dated as of the Trade Date, to BofA with respect to the matters set forth in Sections 8(a) through (e) of this Confirmation.

(b)	Amendment. If the Underwriters exercise their right to receive additional Convertible Notes pursuant to the underwriters’ option to purchase additional Convertible Notes, then, at the discretion of Company, BofA and Company will either enter into a new confirmation or amend this Confirmation to provide for such increase in Convertible Notes (but on pricing terms acceptable to BofA and Company) (such additional confirmation or amendment to this Confirmation to provide for the payment by Company to BofA of the additional premium related thereto).

(c)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party or parties nor any of its or their agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party or parties for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or parties or any of its or their agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(d)	Share De-listing Event. If at any time during the period from and including the Trade Date, to and including the Final Expiration Date, the Shares cease to be listed or quoted on the Exchange (a “Share De-listing”) for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Options are listed or quoted on The New York Stock Exchange, The American Stock Exchange or the NASDAQ National Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange, then such event shall constitute an Additional Termination Event hereunder; provided that (i) Company shall be the sole Affected Party with respect to such event and (ii) BofA shall have the right to designate an Early Termination Date with respect thereto.

(e)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give BofA a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 2.6 million or (ii) more than 350,000 less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless BofA and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to BofA’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any

EQUITY FINANCIAL PRODUCTS GROUP

losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, a result of Company’s failure to provide BofA with a Repurchase Notice on the day and in the manner specified in this Section 9(e), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Company’s failure to provide BofA with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph (e) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (e) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (e) shall remain operative and in full force and effect regardless of the termination of this Transaction.

(f)	Regulation M. Company was not on the Trade Date and is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (“Exchange Act”), of any securities of Company, other than (i) a distribution meeting the requirements of the exception set forth in sections 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Convertible Notes. Company shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(g)	No Manipulation. Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(h)	Board Authorization. Company represents that it is authorized to enter into the Transaction. Company further represents that there is no internal policy, whether written or oral, of Company that would prohibit Company from entering into any aspect of this Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto.

(i)	Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of BofA except in transactions contemplated by Section 3(a). BofA may transfer or assign all or any portion of its rights or obligations under this

EQUITY FINANCIAL PRODUCTS GROUP

Transaction without consent of Company. If BofA, in its sole discretion, determines that, (x) its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8% or more of Company’s outstanding Shares or (y) the product of the Number of Warrants and the Warrant Entitlement exceeds 15% of Company’s outstanding Shares, and, in its sole discretion, BofA is unable after its commercially reasonable efforts to effect a transfer or assignment on pricing terms and in a time period reasonably acceptable to BofA that would reduce its “beneficial ownership” to 7.5% or such product to 14.5%, as the case may be, BofA may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that the its “beneficial ownership” following such partial termination will be equal to or less than 8%, or the product of the Number of Warrants and the Warrant Entitlement will be less than 15.0%, as the case may be. In the event that BofA so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement and Section 9(l) hereof as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(o) shall apply to any amount that is payable by Company to BofA pursuant to this sentence). For the avoidance of doubt, if BofA assigns or terminates any Warrants hereunder, each Daily Number of Warrants not previously settled shall be reduced proportionally, as calculated by the Calculation Agent. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any shares or other securities to or from Company, BofA may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform BofA’s obligations in respect of this Transaction and any such designee may assume such obligations. BofA shall be discharged of its obligations to Company to the extent of any such performance.

(j)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(k)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is greater than the Regular Dividend on a per Share basis then the Calculation Agent will adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement to preserve the fair value of the Warrant to BofA after taking into account such dividend; provided that to the extent such adjustment affects the Strike Price, the Calculation Agent shall make a corresponding adjustment to the Additional Shares (as defined below) as of the date of such adjustment. “Regular Dividend” shall mean USD 0.12 per Share per quarter.

(l)	Additional Provisions.

(i) The first paragraph of Section 9.1(c) of the Equity Definitions is hereby amended to read as follows: (c) ‘If “Calculation Agent Adjustment” is specified as the method of adjustment in the Confirmation of a Share Option Transaction, then following the declaration by the Issuer of the terms of any Potential Adjustment Event, other than any Potential Adjustment Event resulting from the occurrence of an event which is outside of Company’s control, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or Warrants and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the sentence immediately preceding Section 9.1(c)(ii) is hereby amended by deleting the words “diluting or concentrative”.

EQUITY FINANCIAL PRODUCTS GROUP

(ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words “other similar” between “any” and “event”; deleting the words “diluting or concentrative” and replacing them with “material”; and adding the following words at the end of the sentence “or Warrants”.

(iii) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “ or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(iv) Notwithstanding Section 6(e) of the Agreement or Section 9.7 of the Equity Definitions, if, with respect to the Transaction contemplated hereunder, (A) an Early Termination Date with respect to any Event of Default or any Termination Date, (B) a Merger Date with respect to any Merger Event (for the purpose of this provision, solely relating to the Merger Event contemplated by Section 9.2(a)(iii) of the Equity Definitions and which event shall not result from any action taken by, or within the control of, Company), or (C) a date as of which Section 9.6(c)(ii)(A) or Section 9.6(c)(ii)(B) of the Equity Definitions applies with respect to any Extraordinary Event shall occur (any such date, the “Relevant Date”), then in lieu of calculating any payments hereunder pursuant to Section 6(e) of the Agreement or Section 9.7 of the Equity Definitions, as applicable, the Calculation Agent, in its sole discretion, shall determine the amount payable by Company to BofA on the following basis:

(1) such Relevant Date shall be the sole Exercise Date hereunder and Automatic Exercise shall be applicable to the Number of Warrants;

(2) the Settlement Method shall be Net Share Settlement;

(3) Company shall deliver to BofA the Net Share Settlement Amount on the Settlement Date with respect to such Relevant Date; and

(4) Net Share Settlement Amount shall mean the number of Shares equal to the sum of (A) a fraction (x) the numerator of which is the product of (a) the Strike Price Differential on such Relevant Date, (b) the Number of Warrants and (c) the Warrant Entitlement, and (y) the denominator of which is the Relevant Price on such date and (B) the product of (x) the additional Shares per Warrant (the “Additional Shares”) determined by reference to the table attached as Annex A hereto based on the date on which such Relevant Date occurs and the Relevant Price on such date, (y) the Number of Warrants, and (z) the Warrant Entitlement.

(5) with respect to the determination of Additional Shares, if the actual Relevant Price is between two Relevant Price amounts in the table or the Relevant Date is between two Relevant Dates in the table, the Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower Relevant Price amounts and the two nearest Relevant Dates, as applicable, based on a 365-day year.

(6) with respect to any adjustment to the terms of the Transaction, the Calculation Agent, in its reasonable discretion, all correspondingly adjust the Additional Shares and/or the Relevant Prices (each as set forth in the table in Annex A hereto) as of any date of such adjustments. For the avoidance of doubt, any adjustment made to the Additional Shares and/or the Relevant Prices (each as set forth in the table in Annex A hereto) shall be consistent with (i) the adjustments made pursuant to the provisions of this Section 9(l)(iv)

EQUITY FINANCIAL PRODUCTS GROUP

if such adjustments were the result of an event which was outside of Company’s control, and (ii) the adjustments made to pursuant to the applicable provisions of this Confirmation if such adjustments were the result of an event which was within Company’s control.

(v) For the avoidance of doubt, for the purposes of any calculation made by the Calculation Agent, with respect to this Transaction pursuant to Section 9.1(c) of the Equity Definitions and relating to any Potential Adjustment Event that is within Company’s control, such calculations shall be made based upon the Calculation Agent’s determination of the fair market value of the Shares or Warrants under the then prevailing circumstances, such determination may factor in any loss or cost incurred in connection with our terminating, liquidating, or re-establishing hedge positions relating to the Shares in connection with the Transaction and the Calculation Agent shall, in its sole discretion, make corresponding adjustments to the Additional Shares (as defined below) contained in Annex A hereto and, if applicable, to the Reference Prices contained in such Annex A.

(m)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of Company’s payment obligations to the extent of BofA’s payment obligations to Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Company and, for the avoidance of doubt, Company shall fully satisfy such payment obligations notwithstanding any payment obligation to Company by BofA in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) this Transaction and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

(n)	Status of Claims in Bankruptcy. BofA acknowledges and agrees that this confirmation is not intended to convey to BofA rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Company; provided, however, that nothing herein shall limit or shall be deemed to limit BofA’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit BofA’s rights in respect of any transaction other than the Transaction.

(o)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to BofA, (i) pursuant to Section 9.7 of the Equity Definitions (except in the event of a Nationalization or Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in (x) Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement, in the case of both (x) and (y), that resulted from an event or events outside Company’s control) (a “Payment Obligation”), Company may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to BofA, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local

EQUITY FINANCIAL PRODUCTS GROUP

time on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, BofA shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative. Notwithstanding the foregoing, Company’s or BofA’s right to elect satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to Transactions under this Confirmation and, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated with respect to (a) Transactions hereunder and (b) all other Transactions under the Agreement, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (a), Company’s Share Termination Alternative right hereunder.

Share Termination Alternative:	Applicable and means that Company shall deliver to BofA the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) when the Payment Obligation would otherwise be due, subject to paragraph (q)(i) below, in satisfaction, subject to paragraph (q)(ii) below, of the Payment Obligation in the manner reasonably requested by BofA free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to BofA of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Company at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (q)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registered Settlement in Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (q)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable.

EQUITY FINANCIAL PRODUCTS GROUP

	Share Termination Delivery Unit:	In the case of a Termination Event or Event of Default, one Share or, in the case of Nationalization or Insolvency or a Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization or Insolvency or such Merger Event. If such Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

	Failure to Deliver:	Inapplicable

	Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.

(p)	Registration/Private Placement Procedures. If, in the reasonable opinion of BofA, following any delivery of Shares or Share Termination Delivery Property to BofA hereunder, such Shares or Share Termination Delivery Property would be in the hands of BofA subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at each election of Company, unless BofA waives the need for the registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, 30 days prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registered Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.

(i)	If Company elects to settle the Transaction pursuant to this clause (i) (each, a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected

EQUITY FINANCIAL PRODUCTS GROUP

in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to BofA; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to BofA (or any affiliate designated by BofA) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by BofA (or any such affiliate of BofA). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to BofA, due diligence rights (for BofA or any designated buyer of the Restricted Shares by BofA), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to BofA. In the case of a Private Placement Settlement, BofA shall determine whether the discount to the Share Termination Unit Price (in the case of settlement in Share Termination Delivery Units pursuant to paragraph (q) above) or any Settlement Price (in the case of settlement in Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner is appropriate and appropriately adjust the number of such Restricted Shares to be delivered to BofA hereunder; provided that in no event such number shall be greater than 25 million (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the second Exchange Business Day following notice by BofA to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement in Share Termination Delivery Units pursuant to paragraph (q) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to such Settlement Date become no longer so reserved and (iii) Company additionally authorizes Shares that are not dedicated to or reserved for other transactions. Company shall immediately notify BofA of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (each, a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to BofA, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to BofA. If BofA, in its sole

EQUITY FINANCIAL PRODUCTS GROUP

reasonable discretion, is not satisfied with such procedures and documentation Private Placement, Settlement shall apply. If BofA is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the first Expiration Date pursuant to Section 2 above, (y) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (q) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which BofA completes the sale of all Restricted Shares or, in the case of settlement in Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to BofA by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Amount.

(iii) Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to BofA, as purchaser of such Restricted Shares, (i) may be transferred by and among BofA and its affiliates and Company shall effect such transfer without any further action by BofA and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by BofA (or such affiliate of BofA) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by BofA in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by BofA (or such affiliate of BofA).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(q)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, BofA may not exercise any Warrant hereunder, and Automatic Exercise shall not apply with respect thereto, to

EQUITY FINANCIAL PRODUCTS GROUP

the extent (but only to the extent) that such receipt would result in BofA directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in BofA directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to BofA hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, BofA gives notice to Company that such delivery would not result in BofA directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.

(r)	Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that BofA will not be considered an affiliate under this Section 9(r) solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Property hereunder at any time after 2 years from the Trade Date shall be eligible for resale under Rule 144(k) of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Property. Company further agrees, for any delivery of Shares or Share Termination Property hereunder at any time after 1 year from the Trade Date but within 2 years of the Trade Date, to the to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Restricted Share to remove, any legends referring to any such restrictions or requirements from such Restricted Shares. Such Restricted Shares will be de-legended upon delivery by BofA (or such affiliate of BofA) to Company or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by BofA (or such affiliate of BofA). Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 1 year from the Trade Date, may be transferred by and among BofA and its affiliates and Company shall effect such transfer without any further action by BofA. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Property.

(s)

Additional Termination Events. Any of the following events will a constitute an Additional Termination Event under the Agreement permitting BofA to terminate the Transaction with Company as the sole Affected Party and the Transaction as the sole Affected Transaction:

(i) a Hedging Disruption Event occurs. “Hedging Disruption Event” means with respect to BofA, as determined in its reasonable discretion, the inability or impracticality, due to market illiquidity, illegality, lack of hedging transactions or credit worthy market participants or other similar events, to establish, re-establish or maintain any transactions

EQUITY FINANCIAL PRODUCTS GROUP

necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into and performing under the Transaction on terms including costs reasonable to BofA or an affiliate in its reasonable discretion, including the event that at any time BofA reasonably concludes that it or any of its affiliates are unable to establish, re-establish or maintain a full hedge of its position in respect of the Transaction through share borrowing arrangements on terms including costs deemed reasonable to BofA in its reasonable discretion. For the avoidance of doubt, the parties hereto agree that if (i) BofA reasonably determines that it is unable to borrow Shares to hedge its exposure with respect to the Transaction at a stock loan rebate rate equal to or in excess of zero; or (ii) the prevailing stock loan rebate rate for the Shares, as determined by the Calculation Agent, is less than zero, an Additional Termination Event under the Agreement shall occur with Company as the sole Affected Party and the Transaction as the sole Affected Transaction;

	(ii)	any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Company, any of its subsidiaries or its employee benefit plans or a Smith Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of such common equity. “Smith Holder” means (1) Mr. O. Bruton Smith and his guardians, conservators, committees, or attorneys-in-fact; (2) lineal descendants of Mr. Smith (“Descendants”) and their respective guardians, conservators, committees or attorneys-in-fact; or (3) each Family Controlled Entity. “Family Controlled Entity” means (1) any not-for-profit corporation if at least 80% of its board of directors is composed of Smith holders and/or Descendants; (2) any other corporation if at least 80% of the value of its outstanding equity is directly or indirectly owned by Smith holders; (3) any partnership if at least 80% of the value of the partnership interests are directly or indirectly owned by Smith holders; (4) any limited liability or similar company if at least 80% of the value of Company is directly or indirectly owned by Smith holders; or (5) any trusts created for the benefit of Mr. O. Bruton Smith and his guardians, conservators, committees, or attorneys-in-fact or Descendant of Mr. Smith and their respective guardians, conservators, committees or attorneys-in-fact;

	(iii)	any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries;

	(iv)	any payment is made in respect of a tender offer or exchange offer for the Shares, to the extent that the cash and value of any other consideration included in the payment per share exceeds the last reported sale price of the Shares on the trading day immediately succeeding the last date on which the tenders or exchanges may be made pursuant to such tender or exchange offer; or

	(v)	the shareholders of Company approve any plan or proposal to liquidate or dissolve Company.

For the avoidance of doubt, the provisions of Section 9(o) shall apply to any amount that is payable by Company to BofA pursuant to this Section 9(s).

(t)	Governing Law. New York law (without reference to choice of law doctrine).

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(u)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(v)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

EQUITY FINANCIAL PRODUCTS GROUP

Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by BofA) correctly sets forth the terms of the agreement between BofA and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Chris Hutmaker, Facsimile No. 212-326-9882.

Yours faithfully,

Bank of America, N.A.

By:	/s/ Eric P. Hambleton
Authorized Signatory:
Title:	Eric P. Hambleton Authorized Signatory

Agreed and Accepted as of the Trade Date:

Sonic Automotive, Inc.

By:	/s/ Stephen K. Coss
Authorized Signatory
Name:	Stephen K. Coss

EQUITY FINANCIAL PRODUCTS GROUP

Annex A

Relevant	Relevant Price
Date	$5.00 or less	$10.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00 or more
5/30/2006	0.0066	0.0462	0.1080	0.1751	0.2393	0.2978	0.2927	0.2206	0.1693	0.1313
11/30/2006	0.0042	0.0363	0.0925	0.1573	0.2214	0.2809	0.2772	0.2069	0.1572	0.1209
5/30/2007	0.0025	0.0274	0.0776	0.1394	0.2030	0.2633	0.2612	0.1927	0.1448	0.1103
11/30/2007	0.0013	0.0194	0.0626	0.1207	0.1833	0.2444	0.2439	0.1774	0.1315	0.0988
5/30/2008	0.0006	0.0127	0.0484	0.1017	0.1627	0.2243	0.2255	0.1610	0.1174	0.0868
11/30/2008	0.0002	0.0073	0.0348	0.0822	0.1407	0.2025	0.2054	0.1433	0.1022	0.0740
5/30/2009	0.0000	0.0035	0.0226	0.0626	0.1175	0.1789	0.1835	0.1241	0.0859	0.0606
11/30/2009	0.0000	0.0012	0.0122	0.0428	0.0921	0.1524	0.1588	0.1026	0.0680	0.0461
5/30/2010	0.0000	0.0002	0.0046	0.0242	0.0651	0.1226	0.1308	0.0787	0.0488	0.0312
11/30/2010	0.0000	0.0000	0.0007	0.0083	0.0355	0.0866	0.0965	0.0505	0.0275	0.0160
5/30/2011	0.0000	0.0000	0.0000	0.0003	0.0069	0.0399	0.0506	0.0173	0.0069	0.0038
9/23/2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000